Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The Goldman Sachs Group, Inc. $10,018,000 Autocallable Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due 2016

The notes do not bear interest.  The notes will mature on the stated maturity date (October 3, 2016) unless they are automatically called on any call observation date (September 26, 2014, March 26, 2015, September 28, 2015 and March 28, 2016).  Your notes will be automatically called on a call observation date if the closing level of the iShares® MSCI Emerging Markets ETF (which we refer to as the index fund) on such date is equal to or greater than the initial index fund level of $41.72, resulting in a payment on the corresponding call payment date equal to the face amount of your notes plus the product of $1,000 times 7.30% (the call premium amount) with respect to the first call observation date.  The call premium amount will increase by 3.65% for every call observation date thereafter.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index fund as measured from the trade date (September 26, 2013) to and including the determination date (September 26, 2016). If the final index fund level on the determination date is equal to or greater than the initial index fund level, you will receive the maximum settlement amount of $1,219.00 for each $1,000 face amount of your notes. If the final index fund level declines by up to 25.00% from the initial index fund level, you will receive the face amount of your notes. If the final index fund level declines by more than 25.00% from the initial index fund level, the return on your notes will be negative. You could lose your entire investment in the notes.

The return on your notes is capped.  The maximum payment you could receive is limited if your notes are called on any call observation date because of the applicable call premium amount.  If the notes are not automatically called, your payment at maturity is limited to $1,219.00.

If your notes are not automatically called on any call observation date, we will calculate the index fund return to determine your payment at maturity, which is the percentage increase or decrease in the final index fund level from the initial index fund level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the index fund return is zero or positive (the final index fund level is equal to or greater than the initial index fund level), the maximum settlement amount of $1,219.00;

•                  if the index fund return is negative but is not below -25.00% (the final index fund level is less than the initial index fund level but not by more than 25.00%), $1,000; or

•                  if the index fund return is negative and is below -25.00% (the final index fund level is less than the initial index fund level by more than 25.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.3333 times (b) the sum of the index fund return plus 25.00% times (c) $1,000.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets ETF, and not to the performance of the MSCI Emerging Markets Index (which we refer to as the index) on which the index fund is based.  Although the index fund seeks results that correspond generally to the performance of the index, the index fund follows a strategy of “representative sampling,” which means the index fund’s holdings do not identically correspond to the holdings and weightings of the index, and may significantly diverge from the index.  Although the index fund generally invests at least 90% of its assets in some of the same securities as those contained in the index and in depositary receipts representing the same securities as those contained in the index, it does not hold all of the securities underlying the index and may invest the remainder in securities that are not contained in the index, or in other types of investments.  Additionally, when the index fund purchases securities not held by the index, the index fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed. Therefore, your investment in the notes will not directly track the performance of the underlying index and there may be significant variation between the performance of the index fund and the index on which it is based.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See page PS-8.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) was equal to approximately $971 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through December 26, 2013.

On August 22, 2013, Moody’s Investors Service (“Moody’s”) announced that it had placed the senior and subordinated debt ratings of the holding companies of the largest U.S. banks under review as it considers reducing its government (or systemic) support assumptions to reflect the impact of U.S. bank resolution policies.  Four of these holding companies, including The Goldman Sachs Group, Inc., are under review for a credit ratings downgrade by Moody’s.

Original issue date:	October 3, 2013	Original issue price:	100.00% of the face amount
Underwriting discount:	1.08% of the face amount	Net proceeds to the issuer:	98.92% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 2439 dated September 26, 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•      Product supplement no. 1629 dated August 24, 2012

•      General terms supplement dated September 23, 2013

•      Prospectus supplement dated September 19, 2011

•      Prospectus dated September 19, 2011

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 23, 2013, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 1629” mean the accompanying product supplement no. 1629, dated August 24, 2012, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Autocallable Notes” on page S-56 of the accompanying product supplement no. 1629 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 1629 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1629 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier: iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)

Underlying index: MSCI Emerging Markets Index, as published by MSCI, Inc. (“MSCI”)

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1629:

•                  type of notes: notes linked to a single underlier

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  buffer level: yes, as described below

•                  knock-out event: not applicable

•                  coupon: not applicable

•                  redemption right or price dependent redemption right: yes, as described below

•                  cap level: not applicable

•                  contingent minimum return: not applicable

•                  maturity date premium amount: yes, as described below

Face amount:  each note will have a face amount of $1,000; $10,018,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount:  the amount we will pay you on a call payment date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-10 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1629. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus and “Supplemental Discussion of Federal Income Tax Consequences — Foreign Account Tax Compliance” in the accompanying product supplement no. 1629) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

Cash settlement amount (on a call payment date):  if your notes are automatically called on a call observation date because the index level on such day is equal to or greater than the call level, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is equal to or greater than the initial underlier level (1) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount;

•                  if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•                  if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level: $41.72

Final underlier level:  the closing level of the underlier on the determination date, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange Traded Funds” on page S-24 of the accompanying general terms supplement, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Buffer level: 75.00% of the initial underlier level

Buffer amount: 25.00%

Buffer rate:  the quotient of the initial underlier level divided by the buffer level, which equals approximately 133.33%

Call observation dates:  September 26, 2014, March 26, 2015, September 28, 2015 and March 28, 2016, respectively, subject to adjustment as described under “Supplemental Terms of the Notes — Call Observation Dates” on page S-16 of the accompanying general terms supplement

Call payment dates:  the fifth scheduled business day after the corresponding call observation date, subject to postponement as described under “Supplemental Terms of the Notes— Call Payment Dates” on page S-13 of the accompanying general terms supplement

Call premium amount:  7.30% with respect to the first call observation date.  The call premium amount will increase by 3.65% for every call observation date thereafter.  For example, the maximum payment you could receive is $1,073.00 if your notes are called on the first call observation date, $1,109.50 if your notes are called on the second call observation date, $1,146.00 if your notes are called on the third call observation date and $1,182.50 if your notes are called on the fourth call observation date.

Call level:  100.00% of the initial underlier level with respect to each scheduled call observation date

Maturity date premium amount:  21.90%

Trade date:  September 26, 2013

Original issue date (settlement date):  October 3, 2013

Stated maturity date:  October 3, 2016, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Determination date:  September 26, 2016, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-14 of the accompanying general terms supplement

No interest:  the offered notes do not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

Redemption:  as described under “General Terms of the Underlier-Linked Autocallable Notes — Redemption of Your Notes” on page S-56 of the accompanying product supplement no. 1629

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-27 of the accompanying general terms supplement

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-71 of the accompanying product supplement no. 1629

ERISA:  as described under “Employee Retirement Income Security Act” on page S-80 of the accompanying product supplement no. 1629

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-81 of the accompanying product supplement no. 1629; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.83% of the face amount.  Goldman, Sachs & Co. may pay a fee equal to all or substantially all of the concession to CAIS Capital, LLC in connection with their marketing efforts related to the offered notes.

We will deliver the notes against payment therefor in New York, New York on October 3, 2013, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38147QWA0

ISIN no.: US38147QWA02

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on a call observation date and on the determination date could have on the cash settlement amount on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, and no one can predict what the underlier level will be on a call observation date or on the determination date.  The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) was less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page PS-8 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Buffer level	75.00% of the initial underlier level
Buffer rate	approximately 133.33%
Buffer amount	25.00%
Call level on each call observation date	100.00% of the initial underlier level
Call premium amount	7.30% for the first call observation date 10.95% for the second call observation date 14.60% for the third call observation date 18.25% for the fourth call observation date
Maturity date premium amount	21.90%
Neither a market disruption event nor a non-trading day occurs on an originally scheduled call observation date or the originally scheduled determination date

No change in or affecting the underlier, any of the underlier stocks or the policies of the underlier’s investment advisor or the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date or automatically called on a call payment date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the first call observation date were determined to be 101.000% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 107.300% of the face amount of your notes or $1,073.00 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first call observation date and are called on the second call observation date (i.e., on the first call observation date the closing level of the underlier is less than the call level and on the second call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the second call observation date were determined to be 101.000% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 110.950% of the face amount of your notes or $1,109.5 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first or second call observation dates and are called on the third call observation date (i.e., on the first and second call observation dates the closing level of the underlier is less than the call level and on the third call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the third call observation date were determined to be 101.000% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 114.600% of the face amount of your notes or $1,146.00 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first, second or third call observation dates and are called on the fourth call observation date (i.e., on the first, second and third call observation dates the closing level of the underlier is less than the call level and on the fourth call observation date the closing level of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the fourth call observation date were determined to be 101.000% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 118.250% of the face amount of your notes or $1,182.50 for each $1,000 of the face amount of your notes.

If the notes are not called on any call observation date (i.e., on each of the call observation dates the closing level of the underlier is less than the call level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

The Notes Have Not Been Called
Hypothetical Final Underlier Level on the Determination Date (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on a Call Observation Date (as Percentage of Face Amount)
160.000%	121.900%
140.000%	121.900%
120.000%	121.900%
100.000%	121.900%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
60.000%	80.000%
40.000%	53.333%
20.000%	26.667%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlier level were determined to be 20.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 26.667% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount  and held them to the stated maturity date, you would lose approximately 73.333% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 160.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 121.900% of the face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you will not benefit from any increase in the closing level of the underlier above the initial underlier level on the determination date.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at the face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying product supplement no. 1629.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on a call observation date or the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, on a call payment date or the maturity date and the rate of return on the offered notes will depend on whether the notes are called, the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the information reflected in the table and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes” in the accompanying product supplement no. 1629.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, the accompanying general terms supplement, dated September 23, 2013, and the accompanying product supplement no. 1629, dated August 24, 2012, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying product supplement no. 1629.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — Your Notes May Not Have an Active Trading Market” on page S-53 of the accompanying product supplement no. 1629.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The cash settlement amount you will receive on a call payment date, if any, will be paid only if the closing level of the underlier on the applicable call observation date is equal to or greater than the initial underlier level.  Therefore, the closing level of the underlier on dates other than the call observation dates will have no effect on any cash settlement amount paid in respect of your notes on the call payment date.  In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlier on the determination date.  Therefore, for example, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop. Although the actual closing level of the underlier on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlier on the call observation dates or the determination date, you will not benefit from the closing levels of the underlier at any time other than on the call observation dates or on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called on any call observation date, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the iShares® MSCI Emerging Markets ETF as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing level of the underlier on each of the call observation dates, the cash settlement amount you may receive on a call payment date is capped. Even if the closing level of the underlier on a call observation date exceeds the initial underlier level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the initial underlier level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount.  In addition, the cash settlement amount you may receive on the stated maturity date is capped.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to the call level. Therefore, the term for your notes may be reduced to as short as approximately 12 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the Underlier’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of The Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, BlackRock Fund Advisors (“BFA,” or the “underlier investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing price of the underlier on the determination date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing underlier price on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement.

In addition, MSCI (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with The Underlier

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 10% of the underlier’s assets to be invested in shares of equity securities that are not included in the underlying index.  The underlier is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The underlier investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Underlier and The Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Underlying Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the underlying index. The underlier may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the underlier is generally linked to the performance of the underlying index, the performance of the underlier is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, the divergence of the underlier’s performance from that of the underlying index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the underlying index. Finally, because the shares of the underlier are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in the underlying index or in the underlier stocks or in the underlying index stocks, and will not be the same as investing in a debt security with payments linked to the performance of the underlying index.

Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The underlier that your notes are linked to holds stocks traded in the equity markets of emerging markets countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the underlier is not traded, the value of the securities underlying the underlier may change on days when shareholders will not be able to purchase or sell shares of the underlier.

The countries whose markets are represented by the underlier include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and the character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired an instrument such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1629. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-73 of the accompanying product supplement no. 1629 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE UNDERLIER

The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.

The following tables display the top holdings and weighting by sector and country of the underlier.  This information has been obtained from the iShares website without independent verification.

iShares® MSCI Emerging Markets ETF Stock Weighting by Country as of September 26, 2013*

Country:	Percentage (%)**
Brazil	11.49%
Chile	1.71%
China	19.21%
Colombia	1.17%
Czech Republic	0.27%
Egypt	0.15%
Hungary	0.22%
India	5.87%
Indonesia	2.46%
Korea, Republic Of	15.70%
Malaysia	3.74%
Mexico	5.22%
Morocco	0.01%
Peru	0.43%
Philippines	0.94%
Poland	1.67%
Russian Federation	6.18%
South Africa	7.44%
Taiwan, Province Of China	11.28%
Thailand	2.52%
Turkey	1.71%
Other	0.63%

iShares® MSCI Emerging Markets ETF Stock Weighting by Sector

as of September 26, 2013*

Sector	Percentage (%)**
Consumer Discretionary	8.80%
Consumer Staples	8.79%
Energy	11.72%
Financials	26.89%
Health Care	1.49%
Industrials	6.39%
Information Technology	14.67%
Materials	9.82%
Telecommunication Services	7.55%
Other	0.63%
Utilities	3.23%

*A list of constituent stocks can be found at  http://us.iShares.com/product_info/fund/overview/EEM.htm

**Percentages may not sum to 100% due to rounding.

The above information supplements the description of the underlier found in the accompanying general terms supplement. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-78 of the accompanying general terms supplement.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the underlier for each of the four calendar quarters in 2010, 2011, 2012 and the first three calendar quarters of 2013 (through September 26, 2013). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Underlier

	High	Low	Close
2010
Quarter ended March 31	43.20	36.81	42.10
Quarter ended June 30	43.96	36.14	37.30
Quarter ended September 30	44.75	37.57	44.75
Quarter ended December 31	48.55	44.75	47.62
2011
Quarter ended March 31	48.69	44.63	48.69
Quarter ended June 30	50.21	45.50	47.60
Quarter ended September 30	48.46	34.95	35.07
Quarter ended December 31	42.80	34.36	37.94
2012
Quarter ended March 31	44.76	38.23	42.94
Quarter ended June 30	43.54	36.68	39.19
Quarter ended September 30	42.37	37.42	41.32
Quarter ended December 31	44.35	40.14	44.35
2013
Quarter ended March 31	45.20	41.80	42.78
Quarter ended June 30	44.23	36.63	38.57
Quarter ending September 30 (through September 26, 2013)	43.28	37.34	41.72

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement, and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$10,018,000 The Goldman Sachs Group, Inc. Autocallable Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due 2016 Goldman, Sachs & Co.

	Page
Summary Information	PS-2
Hypothetical Examples	PS-5
Additional Risk Factors Specific to Your Notes	PS-8
The Underlier	PS-13
Validity of the Notes	PS-15

Product Supplement No. 1629 dated August 24, 2012

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Autocallable Notes	S-23
Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes	S-50
General Terms of the Underlier-Linked Autocallable Notes	S-56
Use of Proceeds	S-71
Hedging	S-71
Supplemental Discussion of Federal Income Tax Consequences	S-73
Employee Retirement Income Security Act	S-79
Supplemental Plan of Distribution	S-81

General Terms Supplement dated September 23, 2013

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
Licenses	S-34
S&P 500® Index	S-35
MSCI Indices	S-40
Hang Seng China Enterprises Index	S-48
Russell 2000® Index	S-53
FTSE® 100 Index	S-59
Euro STOXX 50® Index	S-64
TOPIX	S-70
The Dow Jones Industrial AverageSM	S-75
The iShares® MSCI Emerging Markets ETF	S-78

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140